Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

Shares Listed:
Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)
News Release Issue No. 8 - 2006

MAY 1, 2006
FOR IMMEDIATE RELEASE

Aurizon Mines Ltd. (TSX:ARZ; AMEX:AZK) regrets to report that an employee of Dumas Contracting Ltd. was fatally injured in an accident, whilst performing electrical maintenance in the shaft at the Company’s Casa Berardi project.  As a result of the accident, work on the shaft has been temporarily suspended while the Company works with Dumas and local authorities to determine the cause of the accident.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com